FREE WRITING PROSPECTUS Dated February 6, 2024	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-10

$1.226+bn World Omni Auto Receivables Trust (WOART) 2024-A

Joint Leads:	Mizuho (str), MUFG, Truist, Wells
Co-Mgrs:	BofA, Siebert Williams

-Anticipated Capital Structure-

CLS	$AMT(MM)*	WAL	S&P/FITCH**	E.FIN	L.FIN	BNCH		SPRD	YLD%	CPN%	$PX
A-1	214.300	0.23	A-1+/F1+	8/24	2/18/25	I-CRV	+	14	5.519	5.519	100.00000
A-2A	174.260	1.09	AAA/AAA	11/25	4/15/27	I-CRV	+	34	5.111	5.05	99.99217
A-2B	260.000	1.09	AAA/AAA	11/25	4/15/27	SOFRA	+	34			100.00000
A-3	434.260	2.60	AAA/AAA	10/27	3/15/29	I-CRV	+	65	4.915	4.86	99.98682
A-4	87.890	3.81	AAA/AAA	12/27	10/15/29	I-CRV	+	77	4.894	4.84	99.98318
B	36.870	3.84	AA/AA	12/27	12/17/29	I-CRV	+	103	5.152	5.09	99.97369
C	18.440	3.84	A/A	12/27	10/15/30	I-CRV	+	125	5.372	5.31	99.99011

** Minimum required ratings

SOFR = SOFR30A

Transaction Details:

* Ticker	:	WOART 2024-A
* Offered Size	:	$1,226,020,000
* Registration	:	Public/SEC Registered
* Pricing speed	:	1.30% ABS to 10% Call
* Expected Ratings	:	S&P, Fitch
* ERISA Eligible	:	Yes
* US RR Eligible	:	Yes
* EU RR Eligible	:	No
* Min denoms	:	$1k x $1k
* Expected Settlement	:	February 14, 2024
* First Payment Date	:	March 15, 2024
* Bill and Deliver	:	Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow	:	www.dealroadshow.com
Passcode	:	WOART24A

* Intex CDI File (Attached)

Intex Dealname	:	mzwoar24a_upsize
Password	:	23A9

--Company is available for conference calls upon request--

CUSIPS:

A1 98164R AA4

A2A 98164R AB2

A2B 98164R AC0

A3 98164R AD8

A4 98164R AE6

B 98164R AF3

C 98164R AG1

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.